Robert G. Zack
Senior Vice President & Assistant Secretary




                                                      April 7, 2000




The Board of Trustees
Oppenheimer Emerging Technologies Fund
Two World Trade Center
New York, New York 10048-0203

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") herewith purchases 10,000 Class A shares, 100 Class B shares, 100 Class C shares and 100 Class Y shares of Oppenheimer Emerging Technologies Fund (the "Fund") at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $103,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.



                                    /s/ Robert G. Zack

                                    Robert G. Zack,
                                    Senior Vice President & Assistant
                                    Secretary






EmergingTech/OrgDocs/InvstLtr-00